Execution Version
AMENDED & RESTATED COOPERATION AGREEMENT
This Amended & Restated Cooperation Agreement (this “Agreement”) is made and entered into as of July 1, 2020 by and among Tribune Publishing Company, a Delaware corporation (the “Company”), Alden Global Opportunities Master Fund, L.P., a Cayman Islands limited partnership (“AGOMF”), Alden Global Value Recovery Master Fund, L.P., a Cayman Islands limited partnership (“AGVRF,” and together with AGOMF, the “Alden Funds”), and Alden Global Capital LLC, a Delaware limited liability company. The Company and the Alden Funds are referred to in this Agreement, collectively, as the “Parties,” and each a “Party”).
RECITALS
WHEREAS, the Parties previously entered into that certain Cooperation Agreement, dated as of December 1, 2019 (the “Old Agreement”);
WHEREAS, as of the date hereof, the Alden Funds are deemed to beneficially own shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”) totaling, in the aggregate, 11,544,213 shares of Common Stock (the “Shares”), or approximately 32%, of the Common Stock issued and outstanding on the date hereof;
WHEREAS, as of the date hereof, the Board of Directors of the Company (the “Board”) has considered the qualifications of Mr. Randall D. Smith and conducted such review as it has deemed appropriate; and
WHEREAS, as of the date hereof, the Company and the Alden Funds desire to amend the terms of the Old Agreement based on an agreement with respect to matters relating to the composition of the Board and certain other matters, as provided in this Agreement.
NOW, THEREFORE, in consideration of and reliance on the foregoing premises and the mutual covenants, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree to amend and restate the Old Agreement in its entirety as provided in this Agreement:
1.Nomination and Election of Directors and Related Agreements; Annual Meeting.
(a)In connection with the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to: (1) promptly set the size of the Board at seven (7) members, and (2) promptly appoint Mr. Smith to fill the resulting vacancy as a director of the Company, which appointment will be effective immediately. The size of the Board shall not be increased above seven (7) members during the Cooperation Period without the prior written consent of the Alden Funds.
(b)Each Alden Designee agrees that, at all times while serving as a member of the Board, he or she shall (1) qualify as “independent” pursuant to the Securities and Exchange Commission (“SEC”) rules and regulations and NASDAQ listing standards, and (2)

qualify to serve as a director under the Delaware General Corporation Law; provided, however, that any determination of “independence” for purposes of this Section 1(b) shall be without regard to the ownership by the Alden Funds of the shares of Common Stock owned by each of them as of the date hereof or as may be after acquired in compliance with the terms and conditions of this Agreement; provided, further, that the appointment of each Alden Designee shall be subject to the satisfactory completion of a customary background search. Each Alden Designee will promptly advise the Compensation, Nominating and Corporate Governance Committee of the Board (the “CNCG Committee”) in writing if he or she ceases to satisfy any of the conditions identified in the previous sentence.
(c)During the Cooperation Period (as defined below), the Board shall (1) nominate promptly each of the Alden Designees for election to the Board at each meeting of stockholders at which directors are to be elected; and (2) cause the Company to file a definitive proxy statement in respect of each meeting of stockholders at which directors are to be elected and recommend that the Company’s stockholders vote directly or by proxy in favor of, and otherwise use its commercially reasonable efforts to cause, the election of each of the Alden Designees.
(d)The Company shall hold its 2021 annual meeting of stockholders (the “2021 Annual Meeting”) on or before June 15, 2021.
(e)In the event that the Alden Funds’, together with their Affiliates’, beneficial ownership of the Company’s then-outstanding Common Stock falls below 10.0% of the Company’s then-outstanding Common Stock at any time during the Cooperation Period, the Alden Designees shall, and the Alden Funds shall cause the Alden Designees to, immediately tender their resignation from the Board and all committees thereof, and the Alden Funds’ rights under this Section 1 shall immediately terminate.
(f)Each of the Alden Funds agrees that the Board or any committee thereof may, upon a determination based on the advice of outside counsel that it is necessary to comply with applicable fiduciary duties, recuse the Alden Designees from the portion of any Board or committee meeting at which the Board or any such committee is evaluating or taking action with respect to any matter as to which either of the Alden Funds or any of their respective Affiliates has a conflict of interest.
(g)The Alden Funds, on their own behalf and on behalf of each of their Affiliates, hereby renounces any interest or expectancy in, and shall not pursue outside of the Company, any opportunity that it or they become aware of through the Alden Designees by virtue of their membership on the Board or any of its committees.
(h)If any director of the Company who is not an Alden Designee (any such director, a “Company Director”) resigns from or otherwise ceases to serve on the Board, (1) such Company Director’s replacement or successor shall be nominated by the CNCG Committee in accordance with the charter thereof (a “Replacement Company Director”) and (2) each Alden Designee shall, subject only to the good faith exercise of such director’s fiduciary duties under applicable law, vote in favor of the appointment of any Replacement Company Director to the

Board. If a Replacement Company Director candidate is not appointed to the Board, including because one or more Alden Designees fails to vote in favor of the appointment of such Replacement Company Director, then the CNCG Committee will recommend additional candidates until a Replacement Company Director is appointed.
(i)If any Company Director resigns from or otherwise ceases to serve on the CNCG Committee, such Company Director’s replacement or successor on the CNCG Committee shall be a Company Director and the Alden Designees shall promptly approve the appointment of a Company Director to the CNCG Committee as such replacement or successor.
2.Voting.
(a)During the period starting on the date hereof and ending on the earlier of (1) June 16, 2021 and (2) the first business day after the date of the conclusion of the 2021 Annual Meeting (the “Cooperation Period”), each of the Alden Funds agrees, on its own behalf and on behalf of its Affiliates, that neither it, nor its respective Affiliates, will directly or indirectly (except with the approval of the Company): (i) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the rules of the Securities and Exchange Commission promulgated under Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to vote, or seek to advise or knowingly influence any Person with respect to the voting of, any voting securities of the Company or its subsidiaries, (ii) form, join or in any way participate in a Group (other than with each other and each other’s respective Affiliates) in connection with any voting securities of the Company or its subsidiaries, (iii) otherwise act, alone or in concert with others, to seek to control or knowingly influence the management, Board (excluding the Alden Designees) or policies of the Company (provided, however, that in each case the Alden Funds and their Affiliates will not be in breach of their obligations under this clause (iii) on account of (x) the selection, nomination or election of the Alden Designees as directors or (y) their influence or control over the Alden Designees), (iv) take any action that would reasonably be expected to cause or require the Company to make a public announcement regarding any actions prohibited by this paragraph or (v) enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, knowingly assist or knowingly encourage, any other Persons in connection with any of the foregoing. None of the Alden Funds or their respective Affiliates shall directly or indirectly make, in each case to the Company or a third party, any proposal, statement or inquiry, or disclose any intention, plan or arrangement, whether written or oral, inconsistent with the foregoing.
(b)During the Cooperation Period, each of the Alden Funds and their respective Affiliates who or which now or hereafter own or have the right to vote or direct the vote of any shares of Common Stock shall, in respect of any election of directors or at any meeting of the stockholders of the Company called expressly for the removal of directors, vote or cause to be voted all shares of Common Stock that they are entitled to vote, whether now owned or hereafter acquired, in favor of any Company Director or nominee designated by the CNCG Committee and against the removal of any Company Director. During the Cooperation Period, the Alden Funds shall not, and shall cause their Affiliates not to, deposit any shares of Common Stock that they own or have the right to vote (or direct the vote) into a voting trust or subject them to a voting agreement or other arrangement of similar effect (including granting any voting proxy or other voting authority with respect to such shares).
(c)The provisions of Sections 2(a) and 3 shall automatically terminate if any Person or Group, other than the Alden Funds and their Affiliates, (1) executes a definitive agreement with the Company providing for the acquisition of a majority of the outstanding shares of Common Stock (whether by merger, consolidation or otherwise) or a majority of the consolidated assets of the Company and its subsidiaries or (2) (i) commences a tender offer or exchange offer that, if consummated, would result in such Person or Group acquiring a majority of the outstanding shares of Common Stock and (ii) the Board does not recommend against acceptance of such tender offer or exchange offer within 10 business days after the commencement thereof.
3.Standstill. During the Cooperation Period, without the prior written approval of the Board in its sole discretion, other than with respect to compensation granted to any nominees of the Alden Funds in respect of their service as directors, each Alden Fund severally, and not jointly, hereby agrees, on its own behalf and on behalf of its Affiliates, that it and its Affiliates shall not, directly or indirectly, acquire any equity, debt or convertible securities of the Company (including any derivative, synthetic or other securities based on or related to any Company securities, including any interests that would be covered by Section 5(f) below), or any interest therein, if such acquisition results in the Alden Funds, together with their Affiliates, beneficially owning, directly or indirectly, more than thirty-three percent (33%) of the Company’s then-outstanding shares of Common Stock in the aggregate; provided, that if any Person or Group, other than the Alden Funds and their Affiliates, acquires beneficial ownership of shares of Common Stock that results in such Person or Group beneficially owning thirty percent (30%) or more of the Company’s then-outstanding shares of Common Stock (a “Triggering Acquisition”), then the restrictions set forth in this Section 3 shall automatically terminate on the date that such Triggering Acquisition is completed.
4.Representations and Warranties of the Company. The Company represents and warrants to the Alden Funds that:
(a)the Company has the corporate power and authority to execute this Agreement and to bind it thereto;
(b)this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles;
(c)the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of the Company as currently in effect; and

(d)the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.
5.Representations and Warranties of the Alden Funds. Each Alden Fund, severally and not jointly, represents and warrants to the Company that:
(a)it has the necessary power and authority to execute this Agreement and to bind it thereto;
(b)this Agreement has been duly authorized, executed and delivered by the such Alden Fund, and is a valid and binding obligation of such Alden Fund, enforceable against such Alden Fund in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles;
(c)the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of such Alden Fund as currently in effect;
(d)the execution, delivery and performance of this Agreement by such Alden Fund does not and will not violate or conflict with any law, rule, regulation, order, judgment or decree applicable to such Alden Fund;
(e)neither such Alden Fund nor any of its Affiliates beneficially own any shares of Common Stock, except that:
(i)solely by and with respect to AGOMF, as of the date of this Agreement, AGOMF is deemed to beneficially own in the aggregate 6,345,288 shares of Common Stock; and
(ii)solely by and with respect to AGVRF, as of the date of this Agreement, AGVRF is deemed to beneficially own in the aggregate 5,198,925 shares of Common Stock.
(f)as of the date hereof, he, she or it does not currently have, and does not currently have any right to acquire, any interest in any other securities of the Company (for example, any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company or any of its Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Stock, whether or not any of the foregoing would give rise to beneficial ownership, and whether or not to be settled by delivery of Common Stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement);
(g)neither he, she or it, nor any of his, her or its Affiliates, has formed, or has any present intent to form, a Group with any person (other than by or among one another or any of their respective Affiliates) in relation to the Company or the securities of the Company; and
(h)no person other than the Alden Funds has any rights with respect to the Shares.
6.Termination. This Agreement shall remain in full force and effect until the earliest of:
(a)the end of the Cooperation Period;
(b)if (i) an Alden Designee ceases to serve on the Board, (ii) the Alden Funds thereafter designate a replacement director that meets the requirements set forth in Section 1(b), (iii) the director designee submits such background materials as reasonably requested by the Board or the CNCG Committee, and (iv) the Board has not promptly, and in any event within 10 days after such background materials are submitted, appointed such director designee to fill the resulting vacancy;
(c)if any Alden Designee is not nominated by the Board for election at, or is not elected at, the 2021 Annual Meeting;
(d)upon the Alden Funds’ delivery of written notice of termination, which may be given only if:
(i)any Related Party Investor:
(A)submits a valid stockholder proposal (other than a precatory proposal under Rule 14a-8) to bring any business at a meeting of the stockholders of the Company; or
(B)submits a valid notice of nomination to nominate one or more Persons for election to the Board at a meeting of the stockholders of the Company;
(ii)the Company enters into a material agreement, arrangement, or understanding with any Related Party Investor following the date of this Agreement, other than on terms no less favorable to the Company than would otherwise be obtainable through arms’-length negotiations with a bona fide third party (a “Related Party Agreement”), or alters, amends, supplements or modifies in any way a Related Party

Agreement following the date of this Agreement, other than on terms no less favorable to the Company than would otherwise be obtainable through arms’-length negotiations with a bona fide third party; or
(iii)the Company alters, amends, modifies or supplements, or waives or fails to enforce, the terms and conditions of any voting agreement or arrangement or standstill agreement or arrangement by and between the Company or any of its subsidiaries, on the one hand, and a Related Party Investor, on the other hand, following the date of this Agreement (other than alterations, amendments, modifications or supplements that (x) taken as a whole, make the agreement or arrangement more restrictive on the Related Party Investor or (y) to the extent less restrictive on the Related Party Investor, are automatically applicable, mutatis mutandis, to any corresponding provision in this Agreement with respect to the Alden Funds and their Affiliates).
(e)such other date established by mutual written agreement of the Parties hereto.
Notwithstanding the foregoing, the provisions of this Section 6, Sections 8 through 13, Sections 15 through 17 and Section 19 shall survive the termination of this Agreement; provided, however, that (x) the information sharing provisions of Section 16 shall terminate at such time as no Alden Designee remains as a director of the Company and (y) the confidentiality provisions of Section 16 shall terminate when (A) the Alden Director’s confidentiality obligations would otherwise terminate and (B) all material non-public information regarding the Company that has been received by the Alden Funds and its officers, employees, and principals ceases to qualify as such for purposes of applicable securities laws, and in any event no later than the first anniversary of the termination of this Agreement. For the avoidance of doubt, for purposes of this Section 6, the term “Related Party Investor” shall exclude the Alden Funds and their respective Affiliates.
7.Press Release; Communications. Promptly following the execution of this Agreement, the Company shall issue a mutually agreeable press release, in substantially the form attached hereto as Annex A (the “Mutual Press Release”), announcing certain terms of this Agreement. In connection with the execution of this Agreement, and subject to the terms of this Agreement, no Party (including the Company’s Board and any committee thereof) shall issue any other press release or public statement regarding this Agreement or the matters contemplated hereby without the prior written consents of the other Parties, other than a Form 8-K and proxy materials for the 2021 Annual Meeting to be filed by the Company and an amendment to the Schedule 13D filed by the Alden Funds or their Affiliates relating to the Company to be filed by the Alden Funds or their Affiliates, provided, that the Company may make any ordinary course communications with Company constituencies, including employees, customers, suppliers, investors and stockholders, and SEC filing disclosures consistent with, and containing no material information not contained in, the Mutual Press Release, Form 8-K and Schedule 13D (including amendments thereto). During the Cooperation Period, no Party shall make any public announcement or statement that is inconsistent with or contrary to the statements made in the Mutual Press Release, except as required by law or the rules and regulations of any stock exchange or governmental entity with the prior written consent of the Alden Funds and the Company, as applicable, and otherwise in accordance with this Agreement. The Company, with respect to its Form 8-K, and the Alden Funds, with respect to the amendment to the Schedule 13D, will provide the other Party, prior to each such filing, a reasonable opportunity to review and comment on such documents, and each such Party will consider any comments from the other Party in good faith.
8.Specific Performance. Each of the Alden Funds, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the Alden Funds, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. Each of the Parties hereto agrees to waive any bonding requirement under any applicable law. This Section 8 is not the exclusive remedy for any violation of this Agreement.
9.Expenses. Each Party shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby; provided, however, that the Company shall reimburse the Alden Funds for their reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with the Alden Funds’ negotiation and execution of this Agreement, including the preparation and filing of an amendment to its Schedule 13D/A.
10.Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The Parties agree to use their commercially reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.
11.Notices. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (c) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses for such communications shall be:

If to the Company:	Tribune Publishing Company 160 N. Stetson Ave Chicago, IL 60601 Attention: Terry Jimenez, Chief Executive Officer Telephone: (312) 222-5787 Email: tjimenez@tribpub.com
With copies (which shall not constitute notice) to:	Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention: Eric L. Schiele, P.C.
David M. Klein, P.C.
Telephone: (212) 446-4791
(212) 446-6410
Email: eric.schiele@kirkland.com
dklein@kirkland.com

If to the Alden Funds:	c/o Alden Global Capital LLC 885 Third Avenue New York, NY 10022 Attention: Michael Monticciolo Telephone: (212) 418-6867 Email: mmonticciolo@aldenglobal.com
With copies (which shall not constitute notice) to:	Akin Gump Strauss Hauer & Feld LLP One Bryant Park New York, NY 10036 Attention: David J. D’Urso Telephone: (212) 872-1010 Email: ddurso@akingump.com
12.Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery in the State of Delaware (or, if any such court declines to accept jurisdiction over a particular matter, any state or federal court located in the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. EACH OF THE PARTIES HERETO WAIVES THE RIGHT TO TRIAL BY JURY.
13.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery).
14.Mutual Non-Disparagement. Subject to applicable law, each of the Parties covenants and agrees that, during the Cooperation Period (unless otherwise specified in accordance with this Agreement), neither it nor any of its respective agents, subsidiaries, Affiliates, successors, assigns, officers, key employees or directors, shall in any way criticize, attempt to discredit, make derogatory statements with respect to, call into disrepute, defame, make or cause to be made any statement or announcement that relates to and constitutes an ad hominem attack on, or relates to and otherwise disparages (or causes to be disparaged) the other Parties or their respective officers, directors or employees. For the avoidance of doubt, this Section 14 shall not restrict any newspaper or other media business owned by any of the Parties or any of their respective subsidiaries (including, in the case of the Alden Funds, MNG Enterprises, Inc., and its subsidiaries) from publishing any articles, editorial pieces, blog posts or other authored content.
15.Liability of the Alden Funds for their Affiliates. For the avoidance of doubt, in each case set forth herein in which the Affiliates of the Alden Funds are obligated to act or refrain from acting, each of the Alden Funds shall be directly liable to the Company for any acts or omissions of its respective Affiliates in breach of such obligations.
16.Confidentiality.
(a)During the course of their service as directors, the Alden Designees may receive certain confidential, non-public information of or concerning the Company and its subsidiaries in their capacity as directors (collectively, “Confidential Information”). The Alden Designees who are identified by the Alden Funds as employees or Affiliates of the Alden Funds (each, an “Alden Director”), and only such identified Alden Directors, may share, on a need to know basis, such Confidential Information with the Alden Funds and the officers, employees, and principals thereof on the condition that the Alden Funds hereby acknowledge and agree that, as a condition to receiving such Confidential Information, they and their respective officers, directors, employees and principals who receive Confidential Information, shall keep such Confidential Information confidential, not disclose such Confidential Information to any other person (other than the Alden Designees, the Alden Funds and their respective officers, directors, employees and principals) and not use or permit the use of such Confidential Information for any purpose other than (x) advising the Alden Designee in the execution of his or her duties as a director of the Company or member of a committee of the Company’s Board or (y) monitoring and evaluation of the Alden Funds’ investment in the Company; provided that the Confidential Information may not be disclosed or made available to any Affiliate of the Alden Funds, including any such Affiliate that has substantial operations in the print media or online publication businesses (an “Industry Affiliate”). The term “Confidential Information” shall not include information that (a) is or becomes available to the Alden Funds, the Alden Designee or their respective Affiliates on a non-confidential basis from a source other than the Company or its Affiliates; provided that such source is not known by the recipient to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation to, the Company that prohibits such disclosure, (b) is or becomes generally available to the public other than as a result of a disclosure by the Alden Funds, their Affiliates or their respective officers, directors, employees or principals in violation of this letter agreement, or (c) has been or is independently developed by the Alden Funds or their Affiliates without the use of, or reference to, the Confidential Information.
(b)Notwithstanding anything to the contrary, the Parties hereto agree that the Alden Funds are not subject to any of restrictions on directors of the Company promulgated by the Board, including the Company insider trading policies; provided, however, that the Alden Funds hereby agree, on their own behalf and on behalf of their respective Affiliates, that during any period that an Alden Director is serving as a director of the Company, the Alden Funds and their Affiliates will not acquire or dispose of any securities of the Company during any “black-out” period under the Company’s insider trading policy during which directors of the Company are not permitted to acquire or dispose of securities of the Company. Without limiting the foregoing, the Alden Funds hereby acknowledge and agree that they, and their Affiliates and their respective officers, directors, employees and principals, are aware that the Confidential Information may contain material, non-public information about the Company, and that U.S. securities laws restrict any person who has material, non-public information about a company from purchasing or selling any securities of such company while in possession of such information.
(c)Notwithstanding anything to the contrary herein, in the event that the Alden Funds or any of their related persons properly in possession of Confidential Information receives a request or is required by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process or pursuant to a formal request from a regulatory examiner (any such requested or required disclosure, an “External Demand”) or otherwise pursuant to applicable law, regulation or the rules of any national securities exchange (as determined based on the advice of outside legal counsel) to disclose all or any part of the Confidential Agreement, the Alden Funds shall, except to the extent expressly prohibited by applicable law (a) promptly notify the Company in writing of the existence, terms and circumstances surrounding such External Demand or other requirement, (b) cooperate with the Company, at the Company’s request and sole expense, in seeking a protective order or other appropriate remedy to the extent available under the circumstances. In the event that a protective order or other remedy is not obtained or not available or the Company does not request seeking a protective order or other remedy, the applicable Person may disclose only that portion of the Confidential Information which it is legally required to disclose.
17.Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries. This Agreement (including, for purposes of this Section 17, the Annexes hereto) contains the entire understanding of the Parties hereto with respect to its subject matter, and supersedes any prior agreement, written or oral, including the Old Agreement; provided, that nothing herein shall relieve any Party of any liability arising out of any breach of the Old Agreement that occurred prior to the date hereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties with respect to the subject matter herein other than those expressly set forth herein and incorporated pursuant thereto. No modifications of this Agreement can be made except in writing signed by an authorized representative of each of the Company and the Alden Funds. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to the Alden Funds, the prior written consent of the Company, and with respect to the Company, the prior written consent of the Alden Funds. This Agreement is solely for the benefit of the Parties hereto and is not enforceable by any other persons. Termination of this Agreement or any provision hereof shall not relieve any Party of any liability arising out of any breach of this Agreement or such provision that occurred prior to such termination. The Parties hereby agree that the term “Cooperation Agreement” as used in that certain letter agreement by and among the Alden Funds, Alden Global Capital, LLC and the Company, dated as of February 19, 2020 (the “NDA”), is hereby amended, in accordance with Section 11 of the NDA, to also include this Agreement.
18.Cooperation Meetings. The Parties acknowledge and agree that newspaper and media operations are complex businesses that operate in dynamic and rapidly changing markets, and, as a result, require specialized and complicated analysis and planning to maximize business and financial performance. Accordingly, the Parties agree that the senior managers of each of the Company and the Alden Funds’ Industry Affiliates will periodically communicate, in person and by electronic means, to exchange information, insights and best practices regarding their respective operations. The Parties agree that, subject to appropriate confidentiality agreements and in accordance with applicable law, the participants to such communications may share relevant financial and business information to facilitate the information exchange; provided, however, that neither participant shall be obligated to disclose competitively sensitive, privileged or trade secret information to the other participant.

19.Definitions. In addition to the various defined terms set forth elsewhere in this Agreement, the following terms used in this Agreement have the following meanings:
(a)“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct, or cause the direction of, the management and policies of such Person, whether by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, (i) the Company and its subsidiaries, on the one hand, shall not be deemed to be Affiliates of the Alden Funds or their Affiliates, on the other hand, and (ii) each of the President and principal of Alden Global Capital LLC, and each of their respective Affiliates, are “Affiliates” of the Alden Funds.
(b)“Alden Designees” means, initially, each of Ms. Dana Goldsmith Needleman, Mr. Christopher Minnetian and Mr. Randall D. Smith, and, thereafter, any successor thereto designated by the Alden Funds to serve on the Board in accordance with this Agreement. For the avoidance of doubt, in no event shall more than three (3) Alden Designees serve on the Board at any time during the Cooperation Period.
(c)“beneficial ownership” shall be determined pursuant to Rule 13d-3 promulgated under the Exchange Act.
(d)“Group” has the meaning ascribed to it in Section 13(d)(3) of the Exchange Act.
(e)“Person” means any individual, person, entity, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization and the heirs, executors, administrators, legal representatives, successors and assigns of the “Person” when the context so permits.
(f)“Related Party Investor” means any Person that, together with its Affiliates, beneficially owns more than 10% of the issued and outstanding Common Stock (or is a member of a Group that beneficially owns more than 10% of the issued and outstanding Common Stock).
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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

TRIBUNE PUBLISHING COMPANY

By: /s/ Terry Jimenez Name: Terry Jimenez
Title: Chief Executive Officer and President

[Signature Page to Amended and Restated Cooperation Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.
ALDEN GLOBAL CAPITAL LLC, for purposes of Section 17 of this Agreement

By: /s/ Michael Monticciolo Name: Michael Monticciolo
Title: Chief Legal Officer

ALDEN GLOBAL OPPORTUNITIES MASTER FUND, L.P.
By: Alden Global Capital, LLC,
its Investment Advisor
By: /s/ Michael Monticciolo Name: Michael Monticciolo
Title: Chief Legal Officer

ALDEN GLOBAL VALUE RECOVERY MASTER FUND, L.P.
By: Alden Global Capital, LLC,
its Investment Advisor
By: /s/ Michael Monticciolo Name: Michael Monticciolo
Title: Chief Legal Officer

[Signature Page to Amended and Restated Cooperation Agreement]

Annex A
Mutual Press Release

Tribune Publishing Announces New Board Member, Extends Cooperation Agreement with Alden Global Capital LLC

CHICAGO, July 2, 2020 -- Tribune Publishing Company (NASDAQ: TPCO) today announced that it has extended its cooperation agreement with Alden Global Capital LLC (“Alden”) and has appointed Randall D. Smith of Alden to the Board of Directors, effective immediately. The Board size has been increased from six to seven members.

In addition, the cooperation agreement contains standstill and voting commitments surviving until the conclusion of the Company’s 2021 Annual Meeting, subject to certain exceptions.

“We are pleased to extend our cooperation agreement with our largest stockholder and to welcome Randy to the Board,” said Philip G. Franklin, Chairman of the Board. “Tribune Publishing will continue to focus on our long-term strategy to drive digital growth and invest in high-quality content while reducing legacy costs related to our real estate footprint, printing and distribution operations, and certain corporate functions.”

Alden said, “We are pleased to continue our collaboration with Tribune that pursues our shared goal of ensuring the sustainability of Tribune’s local newspapers well into the future.”

The complete agreement between Tribune Publishing and Alden will be included in a Form 8-K to be filed with the United States Securities and Exchange Commission.

About Tribune Publishing Company
Tribune Publishing Company (NASDAQ: TPCO) is a media company rooted in award-winning journalism. Headquartered in Chicago, Tribune Publishing operates local media businesses in eight markets with titles including the Chicago Tribune, New York Daily News, The Baltimore Sun, Orlando Sentinel, South Florida's Sun Sentinel, Virginia’s Daily Press and The Virginian-Pilot, The Morning Call of Lehigh Valley, Pennsylvania, and the Hartford Courant. In addition to award-winning local media businesses, Tribune Publishing operates Tribune Content Agency and is the majority owner of the product review website BestReviews. Our vision is to engage, inspire and empower our communities every day.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are based largely on our current expectations and reflect various estimates and assumptions by us. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such forward-looking statements. Such risks, trends and uncertainties, which in some instances are beyond our control, include, without limitation, the effect of the novel coronavirus and related governmental and economic responses, changes in advertising demand, circulation levels and audience shares; competition and other economic conditions; our ability to develop and grow our online businesses; changes in newsprint price and availability; our ability to maintain data security and comply with privacy-related laws; economic and market conditions that could impact the level of our required contributions to the defined benefit pension plans to which we contribute; decisions by trustees under rehabilitation plans (if applicable) or other contributing employers with respect to multiemployer plans to which we contribute which could impact the level of our contributions; our ability to maintain effective internal control over financial reporting; concentration of stock ownership among our principal stockholders whose interest may differ from those of other stockholders; and other events beyond our control that may result in unexpected adverse operating results. For more information about these and other risks see Item 1A (Risk Factors) of the Company’s most recent Quarterly Report on Form 10-Q and in the Company’s other reports filed with the United States Securities and Exchange Commission.

The words “believe,” “expect,” “anticipate,” “estimate,” “could,” “should,” “intend,” “may,” “will,” “plan,” “seek” and similar expressions generally identify forward-looking statements. However, such words are not the exclusive means for identifying forward-looking statements, and their absence does not mean that the statement is not forward-looking. Whether or not any such forward-looking statements in fact occur will depend on future events, some of which are beyond our control. Readers are cautioned not to place undue reliance on such forward-looking statements, which are being made as of the date of this press release. Except as required by law, we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Relations Contact:
Amy Bullis
Tribune Publishing Investor Relations
312.222.2102
abullis@chicagotribune.com

Media Contact:
Max Reinsdorf
Tribune Publishing Media Relations
847.867.6294
mreinsdorf@tribpub.com